UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2006

Jabil Circuit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14063	38-1886260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (727) 577-9749

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 21, 2006, Jabil Circuit, Inc. (the “Company”) entered into a $1.0 billion unsecured bridge credit agreement (the “Bridge Facility”). The Bridge Facility was entered into among the Company; the initial lenders named therein; Citicorp North America, Inc., as administrative agent; JPMorgan Chase Bank, N.A., as syndication agent; and The Royal Bank of Scotland PLC, ABN Amro Bank N.V. and SunTrust Bank, each as a co-documentation agent. Each of the named agents under the Bridge Facility is an agent and a lender under the existing five-year $500.0 million unsecured revolving credit facility, which was entered into on May 11, 2005. Some or all of the lenders under the Bridge Facility and their affiliates have various other relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, loans, letter of credit and bank guarantee facilities, investment banking and trust services. In addition, the Company and some of its subsidiaries have entered into foreign exchange contracts and other derivative arrangements with certain of the lenders and their affiliates. The Bridge Facility expires on December 20, 2007. Of the Bridge Facility, $900.0 million is designated for use by the Company as a one-time borrowing (which may be taken down in increments) to finance the tender offer for and merger with Taiwan Green Point Enterprises Limited, a Taiwanese entity, and to pay related costs and expenses, and the remaining $100.0 million of the Bridge Facility is a revolving facility to be used for general corporate purposes of the Company and its subsidiaries. Interest and fees on Bridge Facility advances are based on the Company’s unsecured long-term indebtedness rating as determined by Standard & Poor’s Rating Service and Moody’s Investor Service. Interest is charged at either a rate equal to 0% to 0.75% above the base rate or a rate equal to 0.55% to 1.75% above the Eurocurrency rate, where the base rate represents the greater of Citibank, N.A.’s prime rate or 0.50% plus the federal funds rate, and the Eurocurrency rate represents the applicable London Interbank Offered Rate, each as more fully defined in the Bridge Facility. The applicable margin for the base rate and the Eurocurrency rate may be increased by 0.25% or 0.50% per annum, depending on the length of time that the Bridge Facility remains outstanding and depending on whether the Company’s Form 10-K for the period ended August 31, 2006, has been filed with the Securities and Exchange Commission on the date in question. Fees include unused commitment fees based on the amount of each lender’s commitment minus the principal amount of any outstanding advances made by the lender. Based on the Company’s current unsecured long-term indebtedness rating as determined by Standard & Poor’s Rating Service and Moody’s Investor Service, the current rate of interest on a full Eurocurrency rate draw would be the base rate or 0.625% above the Eurocurrency rate, as defined above. The Bridge Facility is unsecured and includes various covenants, limitations and events of default currently customary for similar facilities for similarly rated borrowers. As of the date of filing this Current Report on Form 8-K, no initial draw under the Bridge Facility has been made.

The Bridge Facility does not replace existing debt of the Company.

The foregoing description of the Bridge Facility is qualified in its entirety by reference to the complete terms and conditions of the Bridge Facility, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for its 2006 fiscal year.

Item 1.02. Termination of a Material Definitive Agreement.

The information included in Item 1.01 of this Report is incorporated by reference into this Item 1.02.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Report is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JABIL CIRCUIT, INC.
(Registrant)

December 28, 2006	By:	/s/ Sergio Cadavid
Sergio Cadavid,
Treasurer